 Exhibit 4.7

PROMISSORY NOTE

Principal Amount: $100,000 Issue Date: March 11, 2025

FOR VALUE RECEIVED, Clean Vision Corporation, a Nevada corporation (the “Company”), hereby promises to pay to the order of Daniel Bates. (the “Payee”), the principal sum of $100,000 plus interest in on or before March 11, 2026; (the “Maturity Date”), in addition to all other amounts provided in this promissory note (this “Note”).

1.                   Purchase Price –Upon execution and delivery of this Note, the sum of $100,000 shall be remitted and delivered to, or on behalf of the Company by Payee.

(a)	Interest. 8.0% per annum on the Face Value

(b)                Payment of Principal at Maturity. The principal of this Note plus accrued and unpaid interest shall be due and payable in cash if this Note is either pre-paid or repaid at maturity. Interest will be accrued and paid in arrears upon the earlier to occur of prepayment or repayment.

(c)	Prepayment. At any time, the Company may pre-pay the Note.

2.                   Default - It shall be an event of default (“Event of Default”), and the entire unpaid principal of this Note and accrued shall become immediately due and payable upon the occurrence of any of the following events:

(a)                 any failure on the part of the Company to make any payment under this Note when due, and such failure continues for ten (10) days after the due date;

(b)                the Company’s commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

(c)                 a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

(d)                the appointment of a receiver, trustee or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

(e)	the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

3.                   Default Interest - To the extent permitted by law and notwithstanding anything to the contrary, upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to ten percent (10%) above the rate of interest required to be paid applicable to this Note.

4.	Waiver

(a)                 The Company and every endorser or guarantor, if any, of this Note regardless of time, order, or place of signing waive demand, presentment, protest, notice of protest, notice of dishonor with respect to this Note and notices of every kind and assent to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions and to any additions or releases of any other parties or persons primarily or secondarily liable with respect to this Note.

(b)                The parties hereto agree that a waiver of rights under this Note shall not be deemed to be made by a party hereto unless such waiver shall be in writing, duly signed by the applicable party, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of the parties hereto in any other respect at any other time.

(c)                 IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE COMPANY WAIVES (TO THE FULL EXTENT PERMITTED BY LAW) ALL RIGHT TO A TRIAL BY JURY.

5.	Assignment of Note. The Company may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by the Payee.
6.	Miscellaneous.

(a)                 This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

(b)                Subject to the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

(c)                 This Note and the agreements and documents referred to herein and therein constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties with respect to this Note. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

(d)                The term “Payee” shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

(e)                 Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by FedEx, Express Mail, or similar internationally recognized overnight delivery or courier service, or delivered in person or by facsimile, or similar telecommunications equipment, against receipt therefore at the address of such party set forth in this Section 8(e) (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8(e).

Payee: Dan Bates 549 4th Street

Manhattan Beach, CA 90266 Phone: 310-387-7636

E-mail: d.bates@cleanvisioncorp.com

Company: Clean Vision Corporation

2006 N Sepulveda Blvd #1051

Manhattan Beach, CA 90266 Phone: 424-835-1845

E-mail: info@cleanvisioncorp.com

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

(f)	Time is of the essence under this Note.

(g)                 All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to the Payee for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the “Maximum Legal Rate”). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Legal Rate, then the obligation to pay interest hereunder shall be reduced to the Maximum Legal Rate; and if from any circumstance whatsoever, the Payee shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Legal Rate, such amount as would be excessive interest shall be applied to any other indebtedness of the Company to the Payee. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and the Payee with respect to the indebtedness evidenced hereby.

(h)                The Company represents and warrants that the issuance of this Note has been duly authorized by all necessary corporate and shareholder action and the execution, delivery and repayment of this Note does not and will not violate any agreement to which it is a party.

(i)                  Most-Favored Nation. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any new security for borrowed money, with any term that the Payee reasonably believes is more favorable to the Payee of such security or with a term in favor of the Payee of such security that the Payee reasonably believes was not similarly provided to the Payee in this Note, then (i) the Company shall notify the Payee of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at Payee’s option, shall become a part of the transaction documents with the Payee (regardless of whether the Company complied with the notification provision of this Section

8(i). The Payee shall have the types of terms contained in another security that may be more favorable to the Payee of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, and original issue discounts. If Payee elects to have the term become a part of the transaction documents with the Payee, then the Company shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Payee (the “Acknowledgment”) within one (1) business day of Company’s receipt of request from Payee, provided that Company’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

(j)                  Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Holder’s election.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Note as of the date first set forth above.

Clean Vision Corp. (“Company”)

Rachel Boulds, CFO

Agreed To and Accepted By: Dan Bates (“Payee”)

Dan Bates, Authorized Signatory